Exhibit 99.1

FOR RELEASE:	Contact:	Fernando Sanchez (investors)
May 10, 2005 [4:05 p.m. ET/1:05 p.m. PT]		Chief Financial Officer
ArthroCare Corporation
512-391-3967

Jon Zurbey (media)
Haberman & Associates
612-372-6446
jon@habermaninc.com

FEDERAL APPEALS COURT RULES IN ARTHROCARE’S

PATENT INFRINGEMENT LAWSUIT AGAINST SMITH & NEPHEW

Court upholds validity of two ArthroCare patents

SUNNYVALE, CA — May 10, 2005 — ArthroCare® Corp. (Nasdaq: ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today that a U.S. Court of Appeals for the Federal Circuit affirmed in part a jury verdict in the company’s patent infringement lawsuit against Smith & Nephew.

The court rejected Smith & Nephew’s challenges against two ArthroCare patents (U.S. Patent Nos. 5,697,882 and 6,224,592), thereby affirming the jury’s verdict that all of the asserted claims of those two patents are valid and were infringed by Smith & Nephew. The court also rejected the asserted claims of one ArthroCare patent (U.S. Patent No. 5,697,536), stating “because the jury’s determination that the ‘536 patent was not invalid is not supported by substantial evidence, we reverse the district court’s denial of Smith & Nephew’s motion for judgment as a matter of law on that issue.”

In addition, the federal appeals court concluded a procedural error occurred in the U.S. District Court proceedings related to Smith & Nephew’s antitrust counterclaim. As a result, the federal appeals court ruled that “because the district court must reconsider that counterclaim on remand, the permanent injunction against Smith & Nephew must be vacated pending the disposition of the antitrust counterclaim.” ArthroCare expects to learn how long the disposition process will take in the coming weeks as it ascertains the district court’s schedule.

CONFERENCE CALL

ArthroCare will discuss this announcement during its first quarter 2005 earnings conference call with the financial community at 4:30 p.m. ET/1:30 p.m. PT today. The call will be simultaneously Webcast by Thomson/CCBN and can be accessed on ArthroCare’s Web site at www.arthrocare.com. The Webcast will remain available through June 10, 2005. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21246532.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine and Parallax spine products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS

Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company’s stated business outlook for fiscal 2005 and 2006, continued strength of the company’s fundamental position, the strength of the company’s technology, the company’s belief that strategic moves will enhance achievement of the company’s long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company’s non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the company’s patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the company’s Securities and Exchange Commission filings, including ArthroCare’s Form 10-K for the year ended Dec. 31, 2004. Forward-looking statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects,” and similar words and phrases. Actual results may differ materially from management expectations.

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